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                                                                                                         EXHIBIT 12
                            OHIO POWER COMPANY
      Computation of Consolidated Ratio of Earnings to Fixed Charges
                     (in thousands except ratio data)
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                                                                                                           Twelve
                                                                                                           Months
                                                                   Year Ended December 31,                 Ended
                                                      1990        1991       1992       1993       1994    3/31/95
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . .  $ 67,079    $ 71,765   $ 83,572   $ 74,121   $ 63,805   $ 63,696
  Interest on Other Long-term Debt. . . . . . . .    28,425      28,575     26,611     24,510     21,453     21,511
  Interest on Short-term Debt . . . . . . . . . .     4,943       5,973      2,711      1,122        992      1,055
  Miscellaneous Interest Charges. . . . . . . . .     3,177       3,237      2,800      2,958      5,140      5,893
  Estimated Interest Element in Lease Rentals . .    25,000      22,800     22,800     15,300     13,900     23,200
       Total Fixed Charges. . . . . . . . . . . .  $128,624    $132,350   $138,494   $118,011   $105,290   $115,355

Earnings:
  Net Income. . . . . . . . . . . . . . . . . . .  $179,990    $166,102   $160,553   $185,770   $162,626   $156,133
  Plus Federal Income Taxes . . . . . . . . . . .    72,816      78,480     75,783     64,244     74,822     73,060
  Plus State Income Taxes . . . . . . . . . . . .     2,771       1,898      1,082      2,626      3,375      3,288
  Plus Fixed Charges (as above) . . . . . . . . .   128,624     132,350    138,494    118,011    105,290    115,355
       Total Earnings . . . . . . . . . . . . . .  $384,201    $378,830   $375,912   $370,651   $346,113   $347,836

Ratio of Earnings to Fixed Charges. . . . . . . .      2.98        2.86       2.71       3.14       3.28       3.01
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